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                                                                    Exhibit 3.01

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 RCN CORPORATION

     RCN Corporation, a Delaware corporation (the "Corporation") hereby certifies as follows:

     FIRST: That the Board of Directors of the Corporation adopted resolutions in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware proposing and declaring advisable the following amendment (the "Amendment") to the fourth article of the Amended and Restated Certificate of Incorporation of the Corporation (as amended on May 26, 1998) and directing that such Amendment be submitted for consideration by and recommended to the stockholders of the Corporation at the annual meeting of the Corporation held on May 17, 2001 (the "Annual Meeting"):

          "FOURTH: (a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 725,000,000, consisting of 300,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), 400,000,000 shares of Class B Non-voting Common Stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Common Stock, the "Common Equity") and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock")."

     SECOND: That at the Annual Meeting, stockholders holding a majority of the total voting power of all outstanding securities then entitled to vote thereon, voting together as a single class, voted to approve the Amendment in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

     THIRD: That the Amendment was duly adopted in accordance with applicable provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, RCN Corporation has caused this certificate to be signed by John J. Jones, Executive Vice President, General Counsel and Corporate Secretary.

Date: May 17, 2001.
                                                      RCN CORPORATION

                                                      By:  /s/ John J. Jones